Exhibit 99.1

AMENDMENT NO. 3

TO THE

1998 LIMITED STOCK OPTION PLAN FOR AMERICREDIT CORP.

This Amendment No. 3 ("Amendment No. 3") to the 1998 Limited Stock Option Plan for AmeriCredit Corp. (the "Plan") has been approved by the Compensation Committee of the Board of Directors of AmeriCredit Corp. (the "Company") as of the effective date set forth below.

WHEREAS, the Compensation Committee has determined that it is in the best interests of the Company that certain amendments to the Plan should be adopted; and

WHEREAS, Messrs. Clifton H. Morris, Jr. and Daniel E. Berce have consented to the terms and provisions of this Amendment No. 3.

NOW, THEREFORE, the Plan is hereby amended in the following respects:

    Amendment to Section 2, "Definitions"

The following definition under Section 2 is hereby revised in its entirety:
    "Disability" shall mean a person (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2. Amendment to Section 9, "Termination of Option Period"

The heading of Section 9 is hereby deleted and amended to be titled as "Term of Option; Termination of Option Period" and Section 9 is hereby deleted in its entirety and amended as follows:

(a) This Option may only be exercised in the period from January 1, 2006 through December 31, 2006, subject to earlier termination as provided in the Plan.

(b) The unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i) ninety (90) days after the date that Optionee ceases to be employed by the Company if such cessation is by reason of a voluntary resignation, and such voluntary resignation does not qualify, as determined in the sole discretion of the Committee, as a retirement of Optionee; in the event that Optionee ceases to be employed by the Company as a result of involuntary termination that is not for Cause, retirement, death or Disability, the unexercised portion of an Option shall terminate on the date specified on Subsection 6(a)(iii) below;
        the date that Optionee ceases to be employed by the Company, if such cessation is for Cause; and
        for the Options granted to Messrs. Barrington, Esstman, and Miller under this Plan, January 26, 2005; and for the options granted to Messrs. Morris and Berce under this Plan, December 31, 2006.

(c) The Committee in its sole discretion may, by giving written notice ("cancellation notice") cancel, effective upon the date of the consummation of any of the following corporate transactions, all or any portion of the Option which remains unexercised on such date:

(i) any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), which has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or of any entity which results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other corporate transaction;

(ii) a merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive;

(iii) a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company.

Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

(d) The Committee in its sole discretion shall have the power to cancel, effective upon the date determined by the Committee in its sole discretion, all or any portion of the Option which is then exercisable (whether or not accelerated by the Committee) upon payment to the Optionee of cash in an amount which, in the absolute discretion of the Committee, is determined to be equal to the excess of (i) the aggregate Fair Market Value of the Shares subject to such Option on the effective date of the cancellation over (ii) the aggregate exercise price of such Option.
    Amendment to Section 10, "Change in Control"

Section 10(b) is hereby deleted in its entirety and amended as follows:

(b) For purposes hereof, a "Change of Control" shall be deemed to have occurred (i) on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, (ii) on the date that a majority of the members of the Company's Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors prior to the date of the appointment or election or (iii) on the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.

4. Effective Date of Amendment No. 3.

This Amendment No. 3 was approved by the Compensation Committee of the Board of Directors on December 13, 2005 and shall be effective as of the same date.

_/s/ Chris A. Choate___________________________

Chris A. Choate, Executive Vice President,

Chief Financial Officer and Treasurer